Exhibit 99.1

Zogenix, Inc. Prices $200.0 Million Convertible Senior Notes Offering

EMERYVILLE, California—(GLOBE NEWSWIRE)—September 23, 2020—Zogenix, Inc. (Nasdaq: ZGNX) today announced the pricing of its offering of $200,000,000 aggregate principal amount of 2.75% convertible senior notes due 2027 (the “notes”) in a private offering to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). The issuance and sale of the notes are scheduled to settle on September 28, 2020, subject to customary closing conditions. Zogenix also granted the initial purchasers of the notes an option to purchase, for settlement within a period of 13 days from, and including, the date notes are first issued, up to an additional $30,000,000 principal amount of notes.

The notes will be senior, unsecured obligations of Zogenix and will accrue interest at a rate of 2.75% per annum, payable semi-annually in arrears on April 1 and October 1 of each year, beginning on April 1, 2021. The notes will mature on October 1, 2027, unless earlier repurchased, redeemed or converted. Before July 1, 2027, noteholders will have the right to convert their notes only upon the occurrence of certain events. From and after July 1, 2027, noteholders may convert their notes at any time at their election until the close of business on the second scheduled trading day immediately before the maturity date. Zogenix will settle conversions by paying or delivering, as applicable, cash, shares of its common stock or a combination of cash and shares of its common stock, at Zogenix’s election. The initial conversion rate is 41.1794 shares of common stock per $1,000 principal amount of notes, which represents an initial conversion price of approximately $24.28 per share of common stock. The initial conversion price represents a premium of approximately 30% over the last reported sale of $18.68 per share of Zogenix’s common stock on September 23, 2020. The conversion rate and conversion price will be subject to adjustment upon the occurrence of certain events.

The notes will be redeemable, in whole or in part, for cash at Zogenix’s option at any time, and from time to time, on or after October 7, 2024 and on or before the 40th scheduled trading day immediately before the maturity date, but only if the last reported sale price per share of Zogenix’s common stock exceeds 130% of the conversion price for a specified period of time. The redemption price will be equal to the principal amount of the notes to be redeemed, plus accrued and unpaid interest, if any, to, but excluding, the redemption date. If Zogenix elects to redeem less than all of the notes, at least $50.0 million aggregate principal amount of notes must be outstanding and not subject to redemption as of the relevant redemption notice date.

If a “fundamental change” (as defined in the indenture for the notes) occurs, then, subject to a limited exception, noteholders may require Zogenix to repurchase their notes for cash. The repurchase price will be equal to the principal amount of the notes to be repurchased, plus accrued and unpaid interest, if any, to, but excluding, the applicable repurchase date.

Zogenix estimates that the net proceeds from the offering will be approximately $193.6 million (or approximately $222.7 million if the initial purchasers fully exercise their option to purchase additional notes), after deducting the initial purchasers’ discounts and commissions and estimated offering expenses. Zogenix intends to use the net proceeds from the offering to fund development and commercialization of Fintepla in Dravet syndrome, Lennox-Gastaut syndrome, and other potential indications, to fund the development of MT1621 in TK2 deficiency and other general corporate purposes, such as working capital and general and administrative expenses.

The offer and sale of the notes and any shares of common stock issuable upon conversion of the notes have not been, and will not be, registered under the Securities Act or any other securities laws, and the notes and any such shares cannot be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and any other applicable securities laws. This press release does not constitute an offer to sell, or the solicitation of an offer to buy, the notes or any shares of common stock issuable upon conversion of the notes, nor will there be any sale of the notes or any such shares, in any state or other jurisdiction in which such offer, sale or solicitation would be unlawful.

About Zogenix

Zogenix is a global biopharmaceutical company committed to developing and commercializing therapies with the potential to transform the lives of patients and their families living with rare diseases. The company’s first rare disease therapy, FINTEPLA® (fenfluramine) oral solution, C-IV has been approved by the U.S. FDA and is under review in Europe for the treatment of seizures associated with Dravet syndrome, a rare, severe childhood onset epilepsy. In addition, the company has two late-stage development programs underway: one for FINTEPLA for the treatment of seizures associated with Lennox-Gastaut syndrome, a rare childhood-onset epilepsy and another for MT1621, an investigational novel substrate enhancement therapy for the treatment of TK2 deficiency, a rare genetic disorder. MT1621 is being developed through Modis Therapeutics, a Zogenix company.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical facts contained in this press release are forward-looking statements, including statements regarding Zogenix’s expectations of the completion and timing of the offering and the anticipated use of proceeds therefrom. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other similar expressions. These forward-looking statements speak only as of the date of this press release and are subject to a number of risks, uncertainties and assumptions, including the risks and uncertainties associated with market conditions and the satisfaction of customary closing conditions related to the offering, as well as risks and uncertainties inherent in Zogenix’s business, including those described in the company’s periodic filings with the SEC. The events and circumstances reflected in the company’s forward-looking statements may not be achieved or occur and actual results could differ materially from those projected in the forward-looking statements. Additional information on risks facing Zogenix can be found under the heading “Risk Factors” in Zogenix’s periodic reports, including its annual report on Form 10-K for the year ended December 31, 2019 and its quarterly report on form 10-Q for the quarterly period ended June 30, 2020, each of which are available on the SEC’s web site at www.sec.gov. Except as required by applicable law, the company does not plan to publicly update or revise any forward-looking statements contained herein, whether as a result of any new information, future events, changed circumstances or otherwise.

Contact Information

Zogenix

Melinda Baker

Senior Director, Corporate Communications

+1 (510) 788-8732 | corpcomms@zogenix.com

Investors

Brian Ritchie

Managing Director, LifeSci Advisors LLC

+1 (212) 915-2578 | britchie@lifesciadvisors.com